DynCorp International Names George Krivo Chief Executive Officer

MCLEAN, Va. - (July 14, 2017) - Delta Tucker Holdings, Inc., the parent of DynCorp International, Inc., (“DI”, and together with the Holdings, the “Company”), announced today that it has named George Krivo chief executive officer (CEO), effective immediately. Mr. Krivo has worked for DI for a total of nine years, most recently serving as chief operating officer since October 2016. Formerly, Mr. Krivo ran DI’s largest reporting segment with Profit & Loss (P&L) responsibility for Contingency Operations, Operations and Maintenance, Intelligence and Training. He has also run Business Development for DI twice. Prior to his tenure at DynCorp International, he held numerous executive positions at SAIC and DRS Technologies.
“George Krivo is the right leader to continue DynCorp International’s growth,” said Jim Geisler, Chairman of DynCorp International’s Board of Directors. “George has a demonstrated track record of success with customers, programs, and business development – all critical to DI’s continuing success.”
Mr. Krivo retired from the United States Army after more than two decades of service in a variety of command and staff positions. They included policy advisor to the Chairman, Joint Chiefs of Staff (China/Taiwan); strategy advisor to the Chief of Staff of the Army; senior military spokesperson for Coalition Military Forces in Iraq; Joint Operations Officer for a Task Force responsible for the Air & Missile Defense of the nation of Israel; and Mechanized Task Force Commander in Tuzla, Bosnia. In addition, he has extensive policy-focused experience in Missile Defense and regional experience in Northeast Asia, Europe, and the Middle East.
Mr. Krivo earned his Master of Arts from the University of Oklahoma. He also holds a Bachelor of Arts from Cornell College.

About DynCorp International
DynCorp International is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on over seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit our blogs Inside DI or DI at Work or follow DynCorp International on Twitter.

Contact
Mary Lawrence
703-462-7237
mary.lawrence@dyn-intl.com